Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Auddia Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	Other	859,985	$4.20	$3,611,937.00	0.0001531	$552.99

Total Offering Amounts:							$3,611,937.00		552.99
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$552.99

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on July 31, 2025 as reported on the Nasdaq Capital Market.

Represents shares of common stock that may be issued pursuant to that certain securities purchase agreement dated as of June 30, 2025, entered into by the Registrant and the purchasers therein (the “Selling Stockholders”), consisting of (i) up to 527,700 shares issuable upon conversion of the Registrant’s Series C Convertible Preferred Stock, par value $0.001 per share and (b) up to 314,466 shares issuable upon the exercise of warrants.